MARKETMASTER TRUST
                        (A Massachusetts Business Trust)

                        AMENDMENT TO DECLARATION OF TRUST
                          dated May 6, 1985, as amended


        Article X, Sections 10.9A and 10.9C of MarketMaster Trust's Declaration of Trust dated as of May 6, 1985, as amended, (the "Declaration of Trust"), provides that the Board of Trustees may amend the Declaration of Trust to change the name of the Trust without a vote of Shareholders by an affirmative vote of a majority of the Trustees;

        The undersigned, Secretary of MarketMaster Trust (the "Trust"), hereby certifies that the board of Trustees of the Trust duly adopted the following votes at a meeting held January 24, 1992:

        VOTED, that pursuant to the authorization described above, the Declaration of Trust shall be amended in the following respect:

         Article I of the Declaration of Trust is amended to change the name of the Trust from "MarketMaster Trust" to "Nations Fund", and all other appropriate references in the Declaration of Trust are amended to reflect the fact that the name of the Trust is "Nations Fund"; and further

        VOTED, that any officer of the Trust be, and each of them hereby is, authorized to execute, seal and deliver any and all documents, instruments, certificates, papers, and writings; to file the same with any public official including, without limitation, the Secretary of The Commonwealth of Massachusetts and the Boston City Clerk; and to do any and all other acts, in the name of the Trust and on its behalf, as may be required or desirable in connection with or in furtherance of the foregoing resolution; and further

        VOTED, that the foregoing amendment to the Declaration of Trust shall be effective upon the filing of an instrument containing the same with the Secretary of The Commonwealth of Massachusetts and the Boston City Clerk; and further

        WITNESS my hand and seal this 25th day of March, 1992.



                                            /s/ Patricia L. Bickimer
                                           -------------------------
                                           Patricia L. Bickimer
                                           Secretary